EXHIBIT 10.1

MINDSPEED TECHNOLOGIES, INC.

DIRECTORS STOCK PLAN

AWARD AGREEMENT

RESTRICTED STOCK UNIT TERMS AND CONDITIONS

1.                                       Definitions

                                                            Capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Plan (as defined below). As used in these Restricted Stock Unit Terms and Conditions (these “Restricted Stock Unit Terms and Conditions”), the following words and phrases shall have the respective meanings ascribed to them below unless the context in which any of them is used clearly indicates a contrary meaning:

(a)                                  Award Agreement:  These Restricted Stock Unit Terms and Conditions, together with the Grant Letter.

(b)                                 Grant Letter:  The letter from Mindspeed granting the Restricted Stock Units to you.

(c)                                  Mindspeed:  Mindspeed Technologies, Inc., a Delaware corporation.

(d)                                 Plan:  Mindspeed’s Directors Stock Plan, as such Plan may be amended and in effect at the relevant time.

2.                                       Earning of Restricted Stock Units

You shall be deemed to have earned the Restricted Stock Units subject to this Award Agreement on the earliest of:

(a)                                  ten (10) days after:

(i)                                     you retire from the Board after attaining age fifty-five (55) and completing at least five (5) years of service as a director; or

(ii)                                  you resign from the Board or cease to be a director by reason of the antitrust laws, compliance with Mindspeed’s conflict of interest policies, death, disability or other circumstances, and the Board has not determined (prior to the expiration of such ten (10) day period) that such resignation or cessation of service as a director is adverse to the best interests of Mindspeed; or

(b)                                 the occurrence of a Change of Control; provided, however, that if the event constituting a Change of Control is not also a “change in the ownership or effective control” of Mindspeed, or a “change in the ownership of a substantial portion of the assets” of Mindspeed, as those terms are defined under Code Section 409A, then you shall be deemed to have earned the Restricted Stock Units upon your “separation from service” within the meaning under Code Section 409A coincident with or subsequent to such Change of Control.

3.                                       Book-Entry Accounts or Retention of Certificates for Restricted Stock Units and Dividends

To facilitate implementation of the provisions of this Award Agreement, the Restricted Stock Units and any dividends or distributions thereon or in respect thereof (“Dividends”), whether in cash or otherwise (including but not limited to additional Restricted Stock Units, other securities of Mindspeed or securities of another entity shall be held in book-entry accounts subject to the direction of Mindspeed or, if Mindspeed elects, certificates therefor may be issued in your name but delivered to and held by Mindspeed, until you shall have earned the Restricted Stock Units in accordance with the provisions of Section 2.

4.                                       Rights as a Shareholder

You will not have the rights of a shareholder until such time as the Shares underlying the Restricted Stock Units are settled by issuance of such Shares to you. However, you will receive dividends in respect of the Shares underlying the Restricted Stock Units, which will be paid if and when such dividends are normally paid to Mindspeed shareholders. Upon receipt of the Shares underlying the Restricted Stock Units, you will have the right to vote the Shares.

5.                                       Settlement of Earned Restricted Stock Units

As promptly as practicable after you shall have been deemed to have earned the Restricted Stock Units in accordance with Section 2, Mindspeed shall deliver to you (or in the event of your death, to your estate or any person who acquires your interest in the Restricted Stock Units by bequest or inheritance) the Shares underlying the Restricted Stock Units, together with any dividends then held in book entry accounts of by Mindspeed. One (1) Share shall be issuable for each Restricted Stock Unit awarded. The Restricted Stock Units may be earned in whole, but shall not be settled for a fraction of a Share.

The settlement of the Restricted Stock Units for Shares as described above shall be delayed in the event Mindspeed reasonably determines that the issuance of the Shares would constitute a violation of federal securities laws or other applicable law. If the settlement of the Restricted Stock Units is delayed by the provisions of this Section, the settlement of the Restricted Stock Units shall occur at the earliest date at which Mindspeed reasonably determines that such issuance will not cause a violation of federal securities laws or other applicable law.

Mindspeed shall delay the settlement of Restricted Stock Units for Shares and payment of dividends to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies); in such event, any Shares and dividends to which you would otherwise be entitled during the six (6) month period following the date of your “separation from service” under Section 409A will be issued on the first business day following the expiration of such six (6) month period.

6.                                       Forfeiture of Unearned Restricted Stock Units and Dividends

Notwithstanding any other provision of this Award Agreement, if your service as a director terminates for any reason other than as set forth in Section 2, all unearned Restricted Stock Units, together with any Dividends thereon, shall be forfeited, and you shall have no further rights of any kind or nature with respect thereto. Upon any such forfeiture, the unearned Restricted Stock Units theretofore issued, together with any Dividends thereon, shall be cancelled.

7.                                       Transferability

The Restricted Stock Units are not transferable.

8.                                       Applicable Law

This Award Agreement and Mindspeed’s obligation to deliver Restricted Stock Units and any Dividends hereunder shall be governed by the State of Delaware and the Federal laws of the United States.

9.                                       Headings

The section headings contained in these Restricted Stock Units Terms and Conditions are solely for the purpose of reference, are not part of the agreement of the parties and shall in no way affect the meaning or interpretation of this Award Agreement.

10.                                 Entire Agreement

This Award Agreement and the Plan embody the entire agreement and understanding between Mindspeed and you with respect to the Restricted Stock Units, and there are no representations, promises, covenants, agreements or understandings with respect to the Restricted Stock Units other than those expressly set forth in this Award Agreement and the Plan.